EXHIBIT 2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of August 6, 2004 by and among SUNAIR ELECTRONICS, INC., a Florida corporation ("Sunair"); PERCIPIA, INC. an Ohio corporation (the "Company"); and the shareholders listed on the signature page hereto, representing all of the shareholders of the Company  (each a "Shareholder" and collectively, the "Shareholders").  Certain other capitalized terms used herein are defined in Article IX and throughout this Agreement.

RECITALS

The Company and its wholly-owned subsidiary Percipia Networks, Inc. (the "Subsidiary") owns and operates a traditional telephony and IP telephony solutions business providing telecommunications solutions, including but not limited to reselling traditional Avaya telecom hardware, providing the Company's and the Subsidiary's value added software solutions in verticle markets like hotels, healthcare facilities and educational facilities, providing custom software solutions in the area of traditional interactive voice response technologies and similar solutions on the IP interactive voice response platforms, both nationally and internationally (the "Business").  Sunair desires to acquire from the Shareholders, and the Shareholders desire to sell to Sunair, all of the outstanding capital stock of the Company (the "Acquisition") on the terms and subject to the conditions set forth in this Agreement.

TERMS OF AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE STOCK PURCHASE

1.1

Purchase and Sale of Shares; Surrender of Options.

(a)

Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.2), the Shareholders shall sell, convey, transfer, assign and deliver to Sunair (or one or more of its assignees) all of the issued and outstanding shares of capital stock and any other rights comprising all of the capital stock of the Company (the "Shares"), free and clear of any Liens.

(b)

At the Closing any and all Persons holding options to purchase common stock of the Company (the "Option Holders") shall surrender such option rights and release all claims to common stock of the Company (the "Option Rights").

1.2

Closing.  Subject to and after fulfillment or waiver of the conditions set forth in Article VI and Article VII of this Agreement, the Closing of the purchase and sale of the Shares (the "Closing") shall take place on a date selected by Sunair within five (5) business days after satisfaction or waiver of such conditions, at the offices of Sunair's counsel in Ft. Lauderdale, Florida, or such other time and place as the parties may otherwise agree.  The date on which the Closing occurs shall be referred to herein as the "Closing Date."

1.3

Purchase Price.  The purchase price to be paid by Sunair to the Shareholders for the Shares (the "Purchase Price") shall be the sum of:

(i)

Six Hundred and Sixty Thousand and 00/100 Dollars ($660,000.00) (the "Cash consideration"),

(ii)

Plus One Hundred and Ninety Thousand (190,000) shares of Common Stock, par value $.10 per shares of Sunair (the "Sunair Common Stock").

1.4

Payment of Purchase Price.

(a)

At the Closing, the Shareholders shall deliver to Sunair, the certificates representing the Shares duly endorsed to Sunair, and the Purchase Price shall be payable to the Shareholders based upon the number of Shares owned by each Shareholder as set forth on Schedule 3.5 in the following manner:

(i)

The Sunair Common Stock; and

(ii)

The Cash Consideration by wire transfer of immediately available funds.

(b)

Ten percent (10%) of the Purchase Price (the "Deferred Amount") in Sunair Common Stock shall be deferred by Sunair and be subject to the provisions of Article VIII hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SUNAIR

As a material inducement to the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Sunair makes the following representations and warranties to the Shareholders:

2.1

Corporate Status.  Sunair is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

2.2

Corporate Power and Authority.  Sunair has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Sunair has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

2.3

Enforceability.  This Agreement has been duly executed and delivered by Sunair and constitutes the legal, valid and binding obligation of Sunair, enforceable against Sunair in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4

No Commissions.  Sunair has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.5

No Violation.  Except as set forth on Schedule 2.5, the execution and delivery of  this Agreement by Sunair, the performance by Sunair of its obligations hereunder and the consummation by Sunair of the transactions contemplated hereby will not (i) contravene any provision of the Articles of Incorporation or bylaws of Sunair, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Sunair, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Sunair, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except as may be required under any applicable securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
THE SHAREHOLDERS

As a material inducement to Sunair to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each of the Shareholders, jointly and severally, make the following representations and warranties to Sunair:

3.1

Corporate Status.  Each of the Company and the Subsidiary (as defined in Section 3.8) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.  Neither the Company nor the Subsidiary is legally qualified to transact business as a foreign corporation in any jurisdiction, and the nature of its properties and the conduct of its business does not require such qualification.  Each of the Company and the Subsidiary has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business.  There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company or the Subsidiary.

3.2

Power and Authority.  The Company has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  Each Shareholder has the requisite competence, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

3.3

Enforceability.  This Agreement has been duly executed and delivered by the Company and the Shareholders, and this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4

Capitalization.  Schedule 3.4 sets forth, with respect to the Company and the Subsidiary, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and (iii) the current duly elected officers and directors. All of the issued and outstanding shares of capital stock of the Company and the Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company or the Subsidiary and no such rights arise by virtue of or in connection with the transactions contemplated hereby.  Except as set forth on Schedule 3.4 there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company or the Subsidiary to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).  There are no outstanding stock appreciation, phantom stock, on or profit participation or other similar rights with respect to the Company or the Subsidiary.  Other than as set forth on Schedule 3.4 or herein, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company and the Subsidiary.  Neither the Company nor the Subsidiary is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

3.5

Shareholders of the Company and Subsidiary.  Schedule 3.5 sets forth, with respect to the Company and the Subsidiary, the name and the number of outstanding shares of each class of its capital stock owned of record and/or beneficially by, each Shareholder of the Company and each shareholder of the Subsidiary as of the close of business on the Closing Date.  As of the date hereof, the Shareholders constitute all of the holders of all issued and outstanding shares of capital stock of the Company, and each Shareholder owns such shares free and clear of all Liens, restrictions and claims of any kind.

3.6

No Violation.  Except as set forth on Schedule 3.6, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by the Company and the Shareholders of their respective obligations hereunder and the consummation by the Company and the Shareholders of the transactions contemplated hereunder will not (i) contravene any provision of the articles of incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any Shareholder, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or any  Shareholder, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or Assets of the Company, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

3.7

Records of the Company.  The copies of the articles of incorporation and bylaws  of the Company and the Subsidiary which were provided to Sunair are true, accurate and complete and reflect all amendments made through the date of this Agreement.  The minute books for the Company and the Subsidiary made available to Sunair for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of the Company and the Subsidiary taken by written consent or at a meeting since incorporation.  All material corporate actions taken by the Company and the Subsidiary have been duly authorized or ratified.

3.8

Subsidiaries.  Except for the Subsidiary,  the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.  The Company owns all of the issued and outstanding shares of capital stock of the Subsidiary free and clear of all Liens, restrictions and claims of any kind.

3.9

Financial Statements.  The Company and the Shareholders have delivered to Sunair (i) the consolidated unaudited financial statements of the Company and the Subsidiary for the years ending June 30, 2002, and 2003, including the notes thereto (if applicable), compiled by John Gerlach & Company, LLP (the "Annual Statements"), and (ii) the consolidated unaudited financial statements of the Company and the Subsidiary for the twelve (12) month period ended June 30, 2004, except for the absence of required footnotes and subject to year-end audit adjustments (collectively with the Annual Statements, the "Financial Statements"), copies of which are attached to

Schedule 3.9 hereto.  The balance sheet dated as of June 30, 2004 of the Company included in the Financial Statements is referred to herein as the "Current Balance Sheet."  The Financial Statements fairly present the financial position of the Company and the Subsidiary at each of the balance sheet dates and the results of operations for the periods covered thereby.  The books and records of the Company and the Subsidiary fully and fairly reflect all transactions, properties, Assets and liabilities of the Company and the Subsidiary.  Except as set forth on Schedule 3.9 there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any Assets, except as specifically disclosed in the notes thereto.  The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

3.10

Changes Since the Current Balance Sheet Date.  Since the date of the Current Balance Sheet, the Company and the Subsidiary have not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers, directors, shareholders, employees, agents or consultants or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or Assets; (v) made or obligated itself to make capital expenditures; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practices; (vii) incurred any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions involving in excess of Ten Thousand Dollars ($10,000) in the aggregate except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss in excess of Ten Thousand Dollars ($10,000) in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of Ten Thousand Dollars ($10,000) in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities; (xiii) entered into any employment agreement; (xiv) entered into, terminated, amended or modified any agreement involving an amount in excess of Ten Thousand Dollars ($10,000); (xv) imposed any security interest or other Lien on any of its Assets; (xvi) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company; (xvii) acquired any interest in any corporation, partnership or other venture; (xviii) made any loans to any third party or employee.

3.11

Liabilities of the Company; Indebtedness.  The Company and the Subsidiary do not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet and (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate. Schedule 3.11 is a true and complete list of all Indebtedness of the

Company and Subsidiary including the name and address of the lender, payoff amount, per diem interest and any prepayment penalties or premiums.

3.12

Litigation.  Except as set forth on Schedule 3.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of the Company, the Subsidiary or the Shareholders threatened or contemplated, against, by or affecting the Company, the Subsidiary, the Shares, the Shareholders or any of the Company's or Subsidiary's properties or Assets or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing.  There has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting the Company, the Subsidiary, the Shares, the Shareholders or any of the Company's or Subsidiary's properties or Assets.  There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by the Company, Subsidiary or the Shareholders to which the Company, Subsidiary or the Shareholders are or were a party which have not been complied with in full.

3.13

Environmental Matters.  The Company and the Subsidiary is and has at all times been in compliance with all Environmental Laws governing its business, operations, properties and Assets.

3.14

Real Estate.  Neither the Company nor the Subsidiary own any parcels of real property.  Schedule 3.14 sets forth a list of all leases, licenses or similar agreements for the use or occupancy of real property to which the Company or the Subsidiary is a party  ("Real Property Leases" ) copies of which have previously been furnished to Sunair), in each case setting forth: (a) the lessor and lessee thereof and the date and term of each of such leases, and (b) the street address of each property covered thereby (the "Leased Premises").  The Real Property Leases are in full force and effect and have not been amended, and neither the Company, the Subsidiary, nor, to the knowledge of the Company, the Subsidiary and the Shareholders any other party thereto, is in default or breach under any such Real Property Lease.   No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company or the Subsidiary under any of such Real Property Leases and, to the knowledge of the Company, the Subsidiary and the Shareholders, there is no breach or anticipated breach by any other party to such Real Property Leases.  With respect to each of the Leased Premises the Company or the Subsidiary has valid leasehold interests or other rights of use and occupancy in the Leased Premises, free and clear of any Liens on such leasehold interests or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company or the Subsidiary, except as do not affect the occupancy or uses of such Leased Premises.

3.15

Good Title, Adequacy and Condition of Assets.

(a)

The Company and the Subsidiary have and upon payment of the Indebtedness identified on Schedule 3.11 at the Closing will have, good and marketable title to all of its Assets (as hereinafter defined), free and clear of any Liens or restrictions on use.  For purposes of this Agreement, the term "Assets" means all of the properties and Assets of the Company and the Subsidiary other than the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.  Schedule 3.15 contains a true and complete list of all Assets of the Company and the Subsidiary (excluding all leased equipment), setting forth a description of each such Asset.

(b)

The Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of the Company and the Subsidiary are in good operating condition and repair, normal wear and tear excepted.  For purposes of this Agreement, the term "Fixed Assets" means those Assets that are vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company and the Subsidiary or set forth on the Current Balance Sheet or acquired by the Company or the Subsidiary since the date of the Current Balance Sheet.

3.16

Compliance with Laws.  Each of the Company and the Subsidiary is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets, and the Leased Premises and any other properties and Assets (in each case owned or used by it now or in the past).  Neither the Company nor the Subsidiary has been cited, fined or otherwise notified and the Company, the Subsidiary and the Shareholders are not aware of any past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the knowledge of the Company, the Subsidiary and the Shareholders, threatened.  None of the Shareholders, the Company, the Subsidiary or any of their employees or agents, has made any payment of funds in connection with the business of the Company or the Subsidiary which is prohibited by law, and no funds have been set aside to be used in connection with the Business of the Company or the Subsidiary for any payment prohibited by law.  Neither the Company nor the Subsidiary are subject to any Contract, decree or injunction in which the Company or the Subsidiary is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

3.17

Labor and Employment Matters.  Schedule 3.17 sets forth the name, title and current rate of compensation of each officer, employee and/or independent contractor of the Company and the Subsidiary.  Neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the thirty-six (36) months prior to the date hereof to organize any employees of the Company or the Subsidiary into one or more collective bargaining units.  Neither the Company, the Subsidiary nor any Shareholders, officers, agents, representatives or employees thereof has within the last thirty-six (36) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending, or to the knowledge of the Company, the Subsidiary and the Shareholders threatened, charge or complaint against the Company or the Subsidiary by or with the National Labor Relations Board, any representative thereof or any other regulatory body.  Neither the Company nor any Shareholder is aware that any key employee or group of employees has any plans to terminate his or their employment with the Company or the Subsidiary.  Except as set forth on Schedule 3.17, the Company and the Subsidiary are not a party or subject to any employment agreements, noncompete agreements or consulting agreements, and no Shareholder is a party to any agreement with any employee or consultant of the Company or the Subsidiary or has any other arrangement to pay any salary, bonus or other compensation to any such person after the Closing Date.  The Company and the Subsidiary has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, as amended.

3.18

Employee Benefit Plans.

(a)

Schedule 3.18  contains a true and complete list of each employee benefit plan, each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether written or oral), sponsored, maintained or contributed to or required to be contributed to by the Company or the Subsidiary for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company or the Subsidiary (the "Employee Benefit Plans").   The Company and the Subsidiary have no liability with respect to any plan, arrangement or practice of the type described in this Section 3.18 other than the Employee Benefit Plans set forth on Schedule 3.18.

(b)

With respect to each Employee Benefit Plan of the Company and the Subsidiary: (i) each has been administered in compliance with its terms and with all applicable laws; (ii) no actions, suits, claims or disputes are pending or threatened against any such plan, the trustee or fiduciary of any such plan, the Company, the Subsidiary or any Assets of any such plan;  (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v)  no "prohibited transaction", within the meaning of ERISA or the Code, or breach of any duty imposed on "fiduciaries" pursuant to ERISA has occurred; (vi) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet; (vii) no such plan has any unfunded liabilities which are not reflected on the Current Balance Sheet.

(c)

True and accurate copies of each Employee Benefit Plan of the Company and the Subsidiary, together with all current trust agreements, the most recent annual reports on Form 5500, the most recent financial statements, the most recent actuarial reports, all IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to Sunair.  There are no unwritten Employee Benefit Plans.  All amendments required to bring any Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code and any other applicable laws have been duly adopted.

(d)

No Employee Benefit Plan obligates the Company or the Subsidiary to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as defined in Section 280G of the Code) and no individual shall accrue or receive any additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan as a result of the actions contemplated by this Agreement.

(e)

No Employee Benefit Plan provides medical or dental benefits for any current or former employees of the Company or the Subsidiary or their predecessors after termination of employment other than the rights that may be provided by law.

(f)

There are no leased employees or independent contractors who perform services for the Company or the Subsidiary.

3.19

Tax Matters.  All Tax Returns required to be filed prior to the date hereof with respect to the Company and the Subsidiary and each of their respective income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects.  All liabilities for Taxes incurred but unpaid whether or not a Tax Return was due or the Tax required to be paid by or with respect to the Company, the Subsidiary and the Business have been paid or are accrued on the Current Balance Sheet.  The Company and the Subsidiary have withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.  With respect to each taxable period of the Company and the Subsidiary:  (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company or the Subsidiary; (ii) neither the Company nor the Subsidiary has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iii) neither the Company nor the Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending, or to the knowledge of the Company, the Subsidiary and the Shareholders threatened, against or with respect to the Company or the Subsidiary regarding Taxes; and (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of the Company or the Subsidiary.

3.20

Insurance.  The Company and the Subsidiary are covered by valid, outstanding and enforceable policies of insurance covering its respective properties, Assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies").  Such Insurance Policies are in full force and effect, all premiums due thereon have been paid and no notices of cancellation of such Insurance Policies have been received by the Company or the Subsidiary.  As of the Closing, each of the Insurance Policies will be in full force and effect.  None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement.  The Company and the Subsidiary have complied with the provisions of such Insurance Policies.  Schedule 3.20 contains a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Sunair), and identifies the insurer, type of coverage and policy period for each policy.  During the three-year period prior to the date hereof, the Company and the Subsidiary have not made any claims under any of the Insurance Policies and has suffered no losses that would give rise to any such claims, for an amount in excess of Ten Thousand Dollars ($10,000) except as set forth on Schedule 3.20.  The Company and the Subsidiary have given, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

3.21

Receivables.   All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company or the Subsidiary.  Neither the Company nor the Subsidiary has received any notification that any of the Receivables are in dispute or will not be paid.  For purposes of this Agreement, the term "Receivables" means all receivables of the Company or the Subsidiary, including all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.  Schedule 3.21 is a true, complete and correct list of all receivables of the Company or the Subsidiary as of the date hereof, as if such receivables were being transferred to Sunair on and as of the date set forth thereon.

3.22

Licenses and Permits.  The Company and the Subsidiary possess all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its respective business and operations, including with respect to the operation of each of the Leased Premises, and Schedule 3.22 contains a true and complete list of all such Permits.  All such Permits are valid and in full force and effect, the Company and the Subsidiary are in full compliance with the respective requirements thereof, and no proceeding is pending, or to the knowledge of the Company, the Subsidiary and the Shareholders threatened, to revoke or amend any of them.

3.23

Intellectual Property.

(a)

Schedule 3.23 sets forth, the Intellectual Property (as defined herein) owned by the Company or the Subsidiary, a complete and accurate list of all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations and applications, indicating for each the applicable jurisdiction, registration number (or application number), and date issued or filed, and all material unregistered Intellectual Property.

(b)

All registered Intellectual Property of the Company and the Subsidiary is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees), is valid and enforceable, and is not subject to any filings, fees or other actions falling due within 90 days after the Effective Time.  No registered Intellectual Property of the Company or the Subsidiary has been or is now involved in any cancellation, dispute or litigation, and, to the knowledge of the Company, the Subsidiary or the Shareholders, no such action is threatened.  Except as set forth in Schedule 3.23, no patent of the Company or the Subsidiary has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(c)

Schedule 3.23 sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property to which the Company or the Subsidiary is a party or by which any of their Assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, "License Agreements"). All of the Company's or the Subsidiary's License Agreements are valid and binding obligations of Company or the Subsidiary that are parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or the Subsidiary under any such License Agreement.

(d)

The Company and the Subsidiary own or have the valid right to use all of the Intellectual Property necessary for the conduct of the Company's and the Subsidiary's business substantially as currently conducted or contemplated to be conducted and for the ownership, maintenance and operation of the Company's and the Subsidiary's properties and Assets.  No royalties, honoraria or other fees are payable by the Company or the Subsidiary to any third parties for the use of or right to use any Intellectual Property, except as set forth in Schedule 3.23.

(e)

All Intellectual Property owned by the Company and the Subsidiary is described in Schedule 3.23.  The Company and the Subsidiary exclusively own, free and clear of all Liens or obligations to license all such owned Intellectual Property, and the Company and the Subsidiary have executed all necessary agreements and performed all necessary due diligence to make the foregoing statement. The Company and the Subsidiary have a valid, enforceable and, subject to obtaining required consents set forth in Schedule 3.23, transferable right to use all their licensed Intellectual Property. Except as disclosed in Schedule 3.23, the Company and the Subsidiary have the right to use all of their owned and licensed Intellectual Property in all jurisdictions in which they conduct or propose to conduct their businesses.

(f)

The Company and the Subsidiary have taken all reasonable steps to maintain, police and protect the Intellectual Property which it owns, including the proper policing activities and the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases.  Except as disclosed in Schedule 3.23, (i) the conduct of the Company's and the Subsidiary's businesses as currently conducted or planned to be conducted does not infringe or otherwise impair or conflict with ("Infringe") any Intellectual Property rights of any third party, and the Intellectual Property rights of the Company and the Subsidiary is not being Infringed by any third party; and (ii) there is no litigation or order pending or outstanding, to the knowledge of the Company, the Subsidiary or the Shareholders, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company and the Subsidiary and the Company's and the Subsidiary's use of any Intellectual Property owned by a third party, and, to the knowledge of the Company, the Subsidiary or the Shareholders, there is no valid basis for the same.

(g)

Schedule 3.23 lists all software (i) (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) which are owned, licensed to or by the Company or the Subsidiary, leased to or by the Company or the Subsidiary, or otherwise used by the Company or the Subsidiary, and identifies which software is owned, licensed, leased or otherwise used, as the case may be; and (ii) which are sold, licensed, leased or otherwise distributed by the Company or the Subsidiary to any third party, and identifies which software is sold, licensed, leased, or otherwise distributed, as the case may be.  All software owned by the Company or the Subsidiary, and all software licensed from third parties by the Company or the Subsidiary, (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.  The Company and the Subsidiary have taken all reasonable steps to protect the Company's and the Subsidiary's rights in their confidential information and trade secrets.  Except as disclosed in the Schedule 3.23, each employee, consultant and contractor who has had access to proprietary Intellectual Property has executed an agreement to maintain the confidentiality of such Intellectual Property has executed appropriate agreements that are substantially consistent with the Company's standard forms thereof (true and complete copies of which have been delivered to Sunair).  Except under confidentiality obligations, there has been no material disclosure of any of the Company's or the Subsidiary's confidential information or trade secrets to any third party.

(h)

"Intellectual Property" means all United States and foreign intellectual property, including all worldwide trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans, logos, and trade dress, together with all goodwill related to the foregoing; patents, copyrights, computer software, technology, trade secrets and other confidential information, customer lists, know-how, processes, formulae, algorithms, models, user interfaces, inventions, advertising and promotional materials, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the foregoing.

3.24

Contracts.  Schedule 3.24 sets forth a list of each Contract to which the Company is a party or by which it or its properties and Assets are bound and which is material to its business, Assets, properties or prospects (the "Material Contracts"), true, correct and complete copies (in the case of written Contracts) and summaries (in the case of oral Contracts) of which have been provided to Sunair.  Each Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary, enforceable against the Company or the Subsidiary and the other parties thereto, and in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.  The copy of each written Material Contract or summary of each oral Material Contract furnished to Sunair is a true and complete copy of the document it purports to represent or summary, as the case may be, and reflects all amendments thereto made through the date of this Agreement.  Neither the Company nor the Subsidiary have violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of the Company, the Subsidiary and the Shareholders all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract.  No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or the Subsidiary under any Material Contract, and to the knowledge of the Company, the Subsidiary and the Shareholders no such event has occurred which constitutes or would constitute a default by any other party.  Neither the Company nor the Subsidiary is subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.  As used in this Section 3.24, Material Contracts shall include, without limitation: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letters of credit, commitment letters, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness; (b) contracts obligating the Company or the Subsidiary to provide or purchase products or services for a period of one year or more; (c) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, independent contractor agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of  the Company or the Subsidiary; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Company or the Subsidiary; (h) any non-competition agreements restricting the Company or the Subsidiary in any manner; and (i) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company or the Subsidiary and not otherwise disclosed on the Schedules calling for payments by the Company or the Subsidiary exceeding Ten Thousand Dollars ($10,000).

3.25

Accuracy of Information Furnished by the Company and the Shareholders.  No statement or information made or furnished by the Company or the Shareholders to Sunair or any of Sunair' representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company or the

Shareholders, contains or shall contain any untrue statement of fact or omits or shall omit any fact necessary to make the information contained therein not misleading.  The Company and the Shareholders have provided Sunair with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

3.26

Customers.  Schedule 3.26 identifies the top twenty-five (25) customers of the Company and/or the Subsidiary as measured by annual revenue for the last twelve (12) months.  True, correct and complete copies of the form of the Company's and the Subsidiary's standard customer contracts have been furnished by the Company to Sunair.  Neither the Company nor the Subsidiary have violated any of the terms or conditions of any of its customer contracts, and to the knowledge of the Company, the Subsidiary and the Shareholders all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination thereunder.   To the best of the Company's and the Shareholders' knowledge, none of the customers or suppliers of the Company or the Subsidiary has terminated or changed significantly, or intends to terminate or change significantly, its relationship with the Company or the Subsidiary on or after the Closing Date.  Neither the Company nor the Subsidiary has granted any unusual credit, trade-in, free return or other sales terms to any customers or others.

3.27

Bank Accounts; Business Locations.  Schedule 3.27 sets forth all accounts of the Company or the Subsidiary with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account, and the locations of all safe deposit boxes of the Company or the Subsidiary and the names of all persons authorized to have access to such safe deposit boxes.  As of the date hereof, the Company and the Subsidiary have no office or place of business other than as identified on Schedule 3.14 and the Company's principal places of business and chief executive offices are indicated on Schedule 3.14, and, all locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedule 3.14.

3.28

Names; Prior Acquisitions.  All names under which the Company and the Subsidiary does business as of the date hereof are specified on Schedule 3.28.  The Company and the Subsidiary have not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three (3) years.

3.29

No Commissions.  None of the Company, the Subsidiary or any Shareholder has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.30

Product Warranties and Rebates.  Except as set forth on Schedule 3.30, neither the Company nor the Subsidiary make and has not made any express or implied product warranties or altered, amended, varied or expanded any manufacturers' product warranty in connection with the sale or rental of any products.  Schedule 3.30 contains a true and complete list and description of any and all customer rebates, discounts or reimbursement programs or special terms or conditions (including, without limitation, products supplied to customers on a demonstration basis) which have been or will be offered by the Company or the Subsidiary in connection with the Business at any time prior to the Closing and pursuant to which any obligations or liabilities of the Company or the Subsidiary, of any nature whatsoever and whether matured or unmatured, remain outstanding.

3.31

Related Party Transactions.  None of the Company, Subsidiary, the Shareholders and any person related by blood or marriage to any Shareholder, nor any entity in which any such shareholder owns any beneficial interest have any direct or indirect interest in any customer, supplier or competitor of the Company or the Subsidiary, or in any person from whom or to whom the Company or the Subsidiary leases real or personal property.  Except as set forth on Schedule 3.31, no officer, director or shareholder of the Company or the Subsidiary, no person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or the Subsidiary or has any interest in any property used by the Company or the Subsidiary.

3.32

Inventory.  The inventories of the Company and the Subsidiary reflected on the Current Balance Sheet, or acquired by the Company or the Subsidiary after the date thereof and before the Closing Date, are carried at an amount not in excess of the lower of cost or net realizable value, and do not include any inventory, in amounts exceeding common industry standards, which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and the Subsidiary.  As used herein, "obsolete inventory" is inventory which, as of the date of the Current Balance Sheet was not usable or saleable, because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause; and "surplus inventory" is inventory that, as of the date of the Current Balance Sheet exceeded known or anticipated requirements in the reasonable judgment of the Company and the Subsidiary.

3.33

Projections.  The projections, forecasts and plans received by Sunair from the Company were prepared in good faith for the internal use of the Company and on the basis of reasonable assumptions.  After appropriate inquiry of the officers of the Company and the Subsidiary, the Company and the Shareholders do not have reason to believe that such projections, forecasts and plans are not reasonably achievable.

3.34

Past Payments.  No funds or assets of the Company or the Subsidiary have been used for illegal purposes; no unrecorded funds or assets of the Company or the Subsidiary have been established for any purpose; no accumulation or use of the Company's or the Subsidiary's corporate funds or assets has been made without being properly accounted for in the books and records of the Company or the Subsidiary; all payments by or on behalf of the Company or the Subsidiary have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records of the Company or the Subsidiary for any reason; no payment has been made by or on behalf of the Company or the Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payments; and neither the Company nor the Subsidiary has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1

Conduct of Business by the Company Pending the Closing.  The Company and the Shareholders covenant and agree that, except with the prior written consent of Sunair, between the date of this Agreement and the Closing Date, the Business shall be conducted only in, and the Company and Subsidiary shall not take any action except in, the ordinary course of business consistent with past practice.

ARTICLE V

CERTAIN ADDITIONAL AGREEMENTS

5.1

Further Assurances; Compliance with Covenants.  Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Article VI and VII.  The Shareholders and the Company shall, and shall cause the Company's accountants to, cooperate with Sunair' accountants from time to time in connection with any audit of the Assets, property and business of the Company and the Subsidiary including the execution and delivery by the Shareholders, the Company and the Subsidiary of customary audit representation letters.  The Shareholders shall cause the Company and the Subsidiary to comply with all of the respective covenants of the Company and the Subsidiary under this Agreement.  At the Closing, the Company and the Shareholders covenant and agree to deliver to Sunair the certificates and other documents required to be delivered to Sunair pursuant to Article VI, and Sunair covenants and agrees to deliver to the Company and the Shareholders the certificates and other documents required to be delivered to the Company and the Shareholders pursuant to Article VII.

5.2

Other Actions.  Each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby.  Each of the parties agrees to cooperate with the others in the preparation and filing of, and the provision of information for, all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation of any Governmental Authority or the rules of the American Stock Exchange (or any other exchange on which Sunair Common Stock may be listed), the Securities Act, the Exchange Act or any regulatory authority, in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.  The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

5.3

Notification of Certain Matters.  The Company and the Shareholders shall give prompt notice to Sunair of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

5.4

Confidentiality; Publicity.  Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents or representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior written consent of the other parties hereto.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior written approval of the other parties, except that Sunair may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange.

5.5

No Other Discussions.  Prior to the termination of this Agreement, as provided in Article X hereof, the Company, the Shareholders, and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the Assets, business or properties of the Company and the Subsidiary (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions.  The Company and the Shareholders will immediately notify Sunair if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

5.6

Restrictive Covenants. In order to induce Sunair to enter into this Agreement and to assure that Sunair realize the benefits of the transactions contemplated hereby, the Shareholders agree that they, will not:

(a)

for a period of five (5) years beginning on the Closing Date  (the "Noncompete Period"), directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, lender or security holder, of any Person, company or business, engage in the Business in the United States and any other country or territory the Sunair Companies (as hereinafter defined) are doing business in during the Noncompete Period (the "Territory"); provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 5.6;

(b)

during the Noncompete Period, directly or indirectly, (i) induce any customer acquired hereunder or any other customer of Sunair, the Company or the Subsidiary, successors, or assigns (as used in this Section 5.6, the "Sunair Companies") to patronize any business which is directly or indirectly in competition with the Business conducted by any of the Sunair Companies; (ii) canvass, solicit or accept from any Person which is a customer of the Business conducted by any of the Sunair Companies, any such competitive business; or (iii) request or advise any customer of the Business conducted by any of the Sunair Companies to withdraw, curtail or cancel any such customer's business with the Sunair Companies or their successors;

(c)

during the Noncompete Period, directly or indirectly, employ or enter into any arrangement to pay salary, bonus or other compensation to any person who was employed by the Sunair Companies during the previous twenty-four (24) months, or in any manner seek to induce any employee of the Sunair Companies to leave his or her employment; and

(d)

at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in their possession any of the Sunair Companies' proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

The Shareholders agree and acknowledge that the restrictions contained in this Section 5.6 are reasonable in scope and duration, and are necessary to protect the Sunair Companies. The Shareholders agree and acknowledge that any breach of this Section will cause irreparable injury to the Sunair Companies and upon any breach or threatened breach of any provision of this Section 5.6, the Sunair Companies shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which the Sunair Companies may have as a result of such breach, including the right to seek monetary damages.  The parties hereto agree that Sunair may assign, without limitation, the foregoing restrictive covenants to any successor to Sunair' Business. The provisions of this Section 5.6 shall be construed as an agreement on the part of the Shareholders independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of any of the Shareholders against Sunair or the Sunair Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Sunair of the provisions of this Section 5.6.

5.7

Consents.  Prior to the Closing, the Company and the Shareholders shall use their reasonable best efforts to obtain and receive consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company or the Subsidiary from any person(s) from whom such consent or waiver is required under any Contract to which the Company or the Subsidiary is bound (including the Real Property Leases), or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

5.8

Certain Tax Matters.  Sunair shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (including any amendments to previously filed Tax Returns) of the Company and the Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date.  Sunair shall permit Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Shareholders shall pay to Sunair prior to filing an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the Current Balance Sheet.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.    After the Closing, the Shareholders shall provide Sunair with such information and records as may be reasonably requested by Sunair in connection with the preparation of any Tax Return or any audit or other proceeding relating to the Company or the Subsidiary.

5.9

Payoff and Estoppel Letters.  Prior to the Closing, the Company shall request and deliver to Sunair payoff and estoppel letters from all holders of any Indebtedness of the Company and the Subsidiary to be paid off on or about the Closing Date, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Sunair, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.   At Closing, the Company shall deliver to Sunair appropriately completed UCC-3 Termination Statements ready for execution by each creditor that is named in a financing statement on file against any of  the Company's or the Subsidiary's Assets and shall have caused to be filed UCC-3 Termination Statements for financing statements on file against the Company's or the Subsidiary's Assets pertaining to inactive or previously terminated financings.  On or about the Closing Date Sunair shall provide to the Company funds and shall cause the Company to pay the Indebtedness.

5.10

Receivables.  At or prior to the Closing Date, the Company shall deliver to Sunair a true, complete and correct list of all Receivables of the Company and the Subsidiary dated as of the latest practicable date prior to Closing.

5.11

Company Common Stock; Company Options; Releases.

(a)

At the Closing, each of the Shareholders covenants and agrees to deliver to Sunair: (i) all certificates evidencing the Shares duly endorsed to Sunair (or its designee) by each of the Shareholders; and (ii) a release in such form as is reasonably satisfactory to Sunair releasing all claims of any nature against the Company, if any, provided that such releases shall not cover any rights of the Shareholders against Sunair under this Agreement (the "Releases").

(b)

At the Closing, the Company shall cause each Option Holder to surrender his or her Option Rights by (i) delivering to the Company any documents evidencing the Option Rights, and (ii) executing a release in the form provided by Sunair releasing any rights or claims to purchase Company common stock (the "Option Release Agreement"), in exchange for receiving consideration of Three Dollars ($3.00) for each share of Company common stock purchasable pursuant to the Option Rights (the "Option Rights Consideration").  The Option Rights Consideration shall be remitted at Closing by Sunair to the Company for payment to the Option Holders.

5.12

Employment Agreements.  Kesavan Harides, and such others requested by Sunair shall on the Closing Date enter into an employment agreement with the Company, the form of which is attached as Exhibit A (the "Employment Agreement"). Neither the Company, Sunair nor its assignee(s) shall have any obligation to employ or offer to employ any other persons currently or formerly employed by the Company or the Subsidiary.

5.13

Employees.  Immediately after the Closing Date, the Company shall continue to employ each of its current employees (the "Company Employees") on terms which, in the aggregate, are comparable to the terms (including wage/salary and benefits) under which such Company Employees were employed by the Company prior to Closing; provided, however, that in any event the Company shall continue to honor all current employee vacation benefits through the end of 2004.  For purposes of calculating eligibility and vesting under any new benefit plans put in place by Sunair, such Company Employees shall receive past service credit for all periods of time during which they were employed by the Company.  Further, with respect to any new insured benefit plans put in place by Sunair, Sunair shall use reasonable efforts to cause its insurers to waive any exemptions for pre-existing conditions currently covered by the Company's insureds.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF SUNAIR

The obligation of Sunair to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Sunair:

6.1

Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for matters specifically permitted by or disclosed on any schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) for immaterial matters disclosed in writing to Sunair at Closing as part of the certificate described below.   The Company and the Shareholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.  The Company and the Shareholders shall have delivered to Sunair a certificate, dated as of the Closing Date, duly signed (in the case of the Company, by its President), certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

6.2

No Material Adverse Change or Destruction of Property.  Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company, the Subsidiary or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting the Business in any material respect, and (iii) none of the properties and Assets of the Company or the Subsidiary shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Sunair a certificate to that effect, dated the Closing Date and signed by or on behalf of the Company and the Shareholders.

6.3

Corporate Certificate.  The Company and the Shareholders shall have delivered to Sunair (i) copies of the articles of incorporation and bylaws of the Company and Subsidiary as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors and the Shareholders of the Company authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company issued by the Secretary of State of the State of Ohio as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section 6.3 as of the Closing Date by the Secretary of the Company as being true, correct and complete.

6.4

Delivery of the Shares. At the Closing, the Shareholders shall duly endorse for transfer and deliver to Sunair (or its assignee) the Shares and such other instruments of transfer of title as are necessary to transfer to Sunair (or its assignee) good and marketable title to the Shares free and clear of any Liens.

6.5

Delivery of Other Documents.  At the Closing, the Shareholders shall have executed and delivered or caused to be executed and delivered or caused to be executed and delivered, the Employment Agreements, Option Release Agreements, Releases, any other documents required by this Agreement and such other documents as reasonably requested by Sunair.

6.6

Consents.  The Company shall have received all necessary permits, licenses, franchises, approvals and consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company or the Subsidiary from any Person from whom such consent or waiver is required under any Contract to which the Company or the Subsidiary is bound as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

6.7

No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereby, or which effect the Business in any way and which, in the judgment of Sunair, makes it inadvisable to proceed with the transactions contemplated hereby.

6.8

Board Approval.  The Board of Directors of Sunair shall have authorized and approved this Agreement, and the transactions contemplated hereby.

6.9

Due Diligence Review.  Sunair shall have completed its due diligence review and the audit of the Company and the Subsidiary and in each case shall be satisfied with the results, of such review, audit and assessment.

6.10

Closing Documents.  The Company and Shareholders and the other applicable parties shall have executed and delivered the documents required by this Agreement to have been executed and delivered by them, and such other closing documents necessary to consummate the Acquisition.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF
THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by the Company and the Shareholders:

7.1

Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of Sunair contained in this Agreement shall be true and correct  as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.  Sunair shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.  Sunair shall have delivered to the Company and the Shareholders a certificate, dated as of the Closing Date, and signed by an officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed in all material respects.

7.2

Consideration.  At the Closing, Sunair shall have paid the Purchase Price, issued the Sunair Common Stock or delivered to the Shareholders an irrevocable order by Sunair to its transfer agent to issue the Sunair Common Stock and paid the cash consideration pursuant to Section 1.3.

7.3

No Order or Injunction.  No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

7.4

Delivery of Other Documents. At the Closing Sunair shall cause to be executed  and delivered the documents required by this Agreement to have been executed and delivered by it.

ARTICLE VIII

INDEMNIFICATION

8.1

Agreement by the Company and the Shareholders to Indemnify.  The Company and each of the Shareholders, jointly and severally, agree to indemnify and hold Sunair and each of its officers, directors, employees, Affiliates, and their respective heirs, legal representatives, attorneys, successors and assigns (collectively, for the purpose of this Article VIII, "Sunair") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by any of  Sunair arising out of or resulting from (i) any breach of a representation,  warranty or certification made by  the Company or any of the Shareholders in this Agreement or in any other document or certificate delivered pursuant to this Agreement (without regard to any materiality qualifications or disclosures pursuant to Section 6.1), (ii) any breach of the covenants or agreements made by the Company or any of the Shareholders in  this Agreement or in any other document or certificate delivered pursuant to this Agreement, (iii) any liability or obligation (whether absolute or contingent, liquidated or unliquidated, or due or to become due) arising from or related to any Taxes (to the extent such Taxes were not reserved for and reflected as current liabilities on the Current Balance Sheet) arising from events occurring during any period prior to the Closing Date and (iv) any liability, obligation or expense related to the matter disclosed on, and greater then the amount disclosed on Schedule 3.12 (collectively, "Indemnifiable Damages"); provided, that the parties agree that the Company's obligation to indemnify Sunair shall terminate at the Closing.  Notwithstanding the foregoing, Sunair shall not be entitled to any Indemnifiable Damages for breaches of representations and warranties unless the aggregate of all Indemnifiable Damages for breaches of representations and warranties exceeds $25,000 (the "Indemnification Threshold"), in which case Sunair  shall be entitled to the full amount of such Indemnifiable Damages; provided, however, that the Indemnification Threshold shall not apply with respect to, and Sunair shall be entitled to the full amount of any Indemnifiable Damages resulting from the matters set forth in clause (iii) or (iv) of the first sentence of this Section 8.1 or a breach of Section 3.29 hereof.

Notwithstanding the foregoing, the total Indemnifiable Damages for which the Company and the  Shareholders shall be collectively liable hereunder shall not exceed the Purchase Price  (the "Indemnification Cap"); provided, however, that the Indemnification

Threshold and the Indemnification Cap shall not apply with respect to, and Sunair shall be entitled to the full amount of any Indemnifiable Damages resulting from: (a) the matters set forth in clause (iii) and (iv) of the first sentence of this Section 8.1 or a breach of Section 3.29 hereof.

8.2

Survival of Representations and Warranties.  Each of the representations and warranties, covenants and agreements made by the Shareholders in this Agreement or pursuant hereto shall survive for a period of twenty-four (24) months after the Closing, provided, however, that the representations and warranties set forth in Section 3.19 shall survive until the lapse of the applicable statute of limitations.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  Each of the representations and warranties made by the Company shall expire at the Closing.

8.3

Third Party Actions.  Promptly after receipt by Sunair of notice of commencement of any action by a third party which could give rise to Indemnifiable Damages, Sunair will, if a claim thereof is to be made against the Shareholders, notify the Shareholders of the commencement thereof; provided, however, that the omission to so notify the Shareholders will not relieve them from any liability which they may have hereunder unless the Shareholders have been materially prejudiced thereby.  The parties agree that with respect to any such third party action Sunair shall (i) assume the defense thereof with its own legal counsel, (ii) provide the Shareholders with all information that they reasonably request relating to the handling of such claim, (iii) confer with the Shareholders as to the most cost-effective manner in which to handle such claim, and (iv) use its reasonable efforts to minimize the cost of handling such claim.  The Shareholders jointly and severally agree to pay Sunair's costs of handling such claims upon receipt from Sunair of such a request.

With respect to any action commenced by a third party which could give rise to Indemnifiable Damages and which seeks  recovery solely of money damages, the Shareholders shall have the right to participate in, and, to the extent that they may wish, jointly or individually, to assume the defense thereof with counsel reasonably satisfactory to Sunair; provided, that prior to the assumption of such defense the Shareholders who assume such defense must acknowledge in writing to Sunair that they shall be fully responsible (with no reservation of rights) for all Indemnifiable Damages relating to such claim; provided, further, if the defendants in any action include Sunair and any of the Shareholders and there is a conflict of interest which would prevent such counsel from also representing Sunair, then Sunair shall have the right to select separate counsel to participate in the defense of such action on behalf of Sunair. After notice from the Shareholders to Sunair of their election to so assume the defense thereof, the Shareholders will not be liable to Sunair pursuant to the provisions of Section 8.1 for the related counsel and paralegal fees and expenses subsequently incurred by Sunair in connection with the defense thereof other than reasonable costs of investigation, unless

(i) Sunair shall have employed counsel in accordance with the provisions of the preceding sentence; (ii) the Shareholders shall not have employed counsel satisfactory to Sunair to represent them within a reasonable time after notice of the commencement of the action, or (iii) the Shareholders have authorized the employment of counsel for Sunair at the expense of the Shareholders.  Notwithstanding anything to the contrary in this Section 8.3, the Shareholders shall have no right to settle or compromise any action for which they have assumed the defense if the settlement or compromise provides for any injunctive or other equitable relief against Sunair or otherwise provides for any continuing obligations of any nature against Sunair or loss of rights of Sunair, and nothing stated in this Section 8.3 shall otherwise affect the Shareholders' obligation to pay Sunair all Indemnifiable Damages pursuant to Section 8.1.  With respect to any such third party action assumed by the Shareholders, the parties agree to provide each other with all information that they reasonably request relating to the handling of such matter.

8.4

Set-off.  Sunair may set off against the Deferred Amount any Indemnifiable Damages for which the Shareholders may be responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

(a)

Sunair shall give written notice to the Shareholders of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which Sunair claims to have sustained by reason thereof, and (ii) the basis of the claim therefor.

(b)

Such set off shall be effected of the later to occur of the expiration of ten (10) days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the disputed is resolved.

(c)

If, prior to the expiration of the Notice of Contest Period, the Shareholders shall notify Sunair in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period, then the claim shall be submitted to binding arbitration pursuant to Section 12.9.

(d)

All set offs and payments of Indemnifiable Damages pursuant to this Section shall be treated as adjustments to the Purchase Price.

(e)

The Deferred Amount shall constitute a deferred payment obligation of  Sunair to the Company, which amount shall be (i) paid to the Company in accordance with Section 8.5 hereof, and (ii) subject to set off as provided in this Section 8.4.

8.5

Delivery of Deferred Amount.  Sunair agrees to deliver to the Shareholders no later than ten (10) business days following the first anniversary of the Closing Date any Deferred Amount then held by it unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Deferred Amount remaining on deposit after such claim have been satisfied shall be returned to the Company promptly after the time of satisfaction.

8.6

No Bar.  If the Deferred Amount is insufficient to set off any claim for Indemnifiable Damages made hereunder (or has been delivered to the Company prior to the making or resolution of such claim), then Sunair may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

8.7

Voting of and Dividends on the Deferred Amount Consisting of Sunair Common Stock.  Except with respect to shares transferred pursuant to the foregoing right of set off (and in the case of such shares, until the same are transferred), all Sunair Common Stock constituting a part of the Deferred Amount shall be deemed to be owned by the Shareholders and the Shareholders shall be entitled to vote the same; provided, however, that, there shall also be deposited with Sunair subject to the terms of this Article, all shares of Sunair Common Stock issued to the Shareholders as a result of any stock dividend or stock split and all cash issuable to the Shareholders as a result of any cash dividend, with respect to Sunair Common Stock constituting a part of the Deferred Amount.  All stock and cash issued or paid upon such Sunair Common Stock shall be distributed to the Shareholders together with such shares.

ARTICLE IX

DEFINITIONS

9.1

Defined Terms.  As used herein, the following terms shall have the following meanings:

"Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

"Code" means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated thereunder.

"Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

"Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act

of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. ("OSHA").

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 "Indebtedness" of any entity means all obligations of such entity (i) which in accordance with GAAP should be classified upon a balance sheet of such entity as indebtedness, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, (iii) secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, or (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, in each case including, without limitation, accrued and unpaid interest, and prepayment or early termination payments or penalties associated with any of the foregoing items (i) through (iv) whether mandatory or optional.

"Lien" means any Indebtedness, mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, judgment, demand, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

"Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

"Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

"SEC" means the Securities and Exchange Commission of the United States.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

"Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

9.2

Other Definitional Provisions.  All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.  As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE X

TERMINATION

10.1

Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of the parties hereto at any time prior to the Closing; or (b) by Sunair in the event of a material breach by the Company or any of the Shareholders of any provision of this Agreement; or (c) by the Shareholders in the event of a material breach by Sunair of any provision of this Agreement; or (d) by either Sunair or the Shareholders if the Closing shall not have occurred by September 30, 2004.

10.2

Effect of Termination.  Except for the provisions of Section 5.4 and Article VIII hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XI

SECURITIES LAW MATTERS

In addition to the other representations, warranties and covenants set forth herein, as a material inducement to Sunair to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders make the following representations, warranties and covenants, as applicable:

11.1

Investment Intent; Information.  Each Shareholder has had the opportunity to discuss the transactions contemplated hereby with Sunair and has had the opportunity to obtain such information pertaining to Sunair as has been requested, including but not limited to filings made by Sunair with the SEC under the Exchange Act.  Each of the Shareholders is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he/she is capable of evaluating the merits and risks of an investment in the Sunair Shares.

11.2

Disposition of Shares. Each Shareholder represents and warrants that the shares of Sunair Common Stock being acquired by them hereunder are being acquired and will be acquired for their own respective accounts, and will not be sold or otherwise disposed of, except pursuant to (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by Sunair with the SEC of any registration statement, offering circular or other document, in which case, the Shareholders shall first supply to Sunair an opinion of counsel (which counsel and opinion shall be satisfactory to Sunair) that such exemption is available, or (b) an effective registration statement filed by Sunair with the SEC under the Securities Act.  Accordingly, the Shareholders may be required to bear the economic risk of an investment in the Sunair Shares indefinitely.

11.3

Legend.  The certificates representing the Sunair Shares shall bear substantially the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

11.4

Piggyback Registration.  If Sunair at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registrations statements on Form S-8, Form S-4 or another form not available for registering restricted stock for sale to the public), each such time it will give written notice to the Shareholders of its intention so to do.  Upon the written request of any such Shareholder, given within 20 days after the date of any such notice, to register any of its Sunair Common Stock, Sunair will use its reasonable best efforts to cause the  Sunair Common Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by Sunair, and to permit the sale or other disposition by the Shareholder (in accordance with its written request) of such Sunair Common Stock so registered.  Sunair may withdraw any such registration statement before it becomes effective or postpone the offering of securities contemplated by such registration statement without any obligation to the Shareholders.  The number of shares of Sunair Common Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders) if and to the extent that the managing underwriter (if applicable) shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Sunair therein.  Notwithstanding anything to the contrary contained in this Section 11.4, in the event that there is an underwritten offering of securities of Sunair pursuant to a registration covering Sunair Common Stock and a Shareholder does not elect to sell his, her or its Sunair Common Stock to the underwriters of Sunair securities in connection with such offering, such Shareholder shall refrain from selling such Sunair Common Stock not registered pursuant to this Section 11.4 during the period of distribution of Sunair's securities by such underwriters for the period in which the underwriting syndicate participates in the after market; provided, however, that such holder shall, in any event, be entitled to sell its Sunair Common Stock in connection with such registration commencing on the 120th day after the effective date of such registration statement.

11.5

If the Sunair Common Stock owned by a Shareholder is included in any registration, such holder shall furnish Sunair such information as Sunair may reasonably request and with such qualification, compliance and indemnity as shall be required by Sunair in connection with any registration.

ARTICLE XII

GENERAL PROVISIONS

12.1

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by hand, certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

(a) If to Sunair to:	SUNAIR ELECTRONICS, INC.
3005 S.W. 3rd Avenue
Ft. Lauderdale, FL 33315
Attn: James Laurent
Telephone: (954) 535-1505
with a copy to:	Akerman, Senterfitt, P.A.
One Southeast Third Avenue
Miami, FL 33131
Attn: David C. Ristaino, Esq.
Telephone: (305) 374-5600
Telecopy: (305) 374-5095
(b) If to the Company:	Percipia, Inc.
858 Morrison Road
Gahann, Ohio 43230
Attn: Kesavan Haridas
Telephone: (614) 751-2011
Telecopy: (614) 856-1139
(c) If to Kesavan or Hemamalini Haridas to:	Percipia, Inc.
858 Morrison Road
Gahann, Ohio 43230
Attn: Kesavan Haridas
Telephone: (614) 751-2011
Telecopy: (614) 856-1139
(d) If to Michael Herman to:	4745 Broad Lake View Colorado Springs, CO 80906 Telecopy: (719) 475-7779

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

12.2

Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules constitute a part hereof as though set forth in full above. Except for the Sunair Affiliates and other persons expressly stated herein to be indemnitees, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

12.3

Expenses.  Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.  The Shareholders shall pay all legal, accounting, tax consulting, financial advisory and other fees and expenses, including any transfer fees, government filing fees and the cost of title insurance and surveys, incurred by the Company or the Subsidiary in connection with the transactions contemplated by this Agreement.

12.4

Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

12.5

Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective legal and personal representatives,  successors and permitted assigns.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.  The rights and obligations of this Agreement may be assigned by Sunair without the prior consent of the Company or the Shareholders.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Company, or any Shareholder without the prior written consent of Sunair.

12.6

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

12.7

Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

12.8

Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

12.9

Governing Law; Resolution of Disputes; Severability; Attorney Fees.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State notwithstanding any Florida or other conflict of law provisions to the contrary.  The venue for any action commenced in connection with this Agreement shall be Broward County, Florida.  The parties agree that, to the fullest extent permitted by law, any and all claims, disputes and controversies relating in any manner to the transactions contemplated by this Agreement shall be resolved by final, binding and non-appealable arbitration conducted under and governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA") located in Fort Lauderdale, Florida.  A judgment upon any arbitration award may be entered in any court having jurisdiction.  A judgment upon the award may be entered in any court having jurisdiction.  A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties do not waive applicable Federal or state substantive law except as provided in this Agreement.  The dispute shall be heard by a panel of three arbitrators, one selected by Sunair, one selected by the Shareholders and a third selected by the two arbitrators so selected.  The parties shall share equally the fees, costs and expenses of the arbitration.  The provisions of Section 12.9 shall not operate to preclude a party from seeking equitable relief with respect to any breach by a party of any covenant or agreement contained herein.  If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  In the event of any litigation or arbitration regarding this Agreement, the prevailing party shall be entitled to an award of its legal fees and expenses from the other party.

12.10

Arm's Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUNAIR ELECTRONICS, INC.,

a Florida corporation

      /s/ James E. Laurent

By:_________________________________

      James E. Laurent, President

PERCIPIA, INC, an Ohio corporation

       /s/ Kesavan Haridas

By:_________________________________

      Kesavan Haridas, President

  /s/ Michael Herman

____________________________________

Michael Herman, individually, as

Shareholder

  /s/ Kesavan Haridas

____________________________________

Kesavan Haridas, individually, as

Shareholder

  /s/ Hemamalini Haridas

____________________________________

Hemamalini Haridas, individually, as

Shareholder